FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206987-01

--- Original Sender: BC STRUCT PROD SYND BARCLAY, BARCLAYS CAPITAL INC ---

BBCMS 2017-C1 -- NEW ISSUE CMBS

$747.709MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: BARCLAYS & UBS

CO-MANAGER: ACADEMY SECURITIES

RATING AGENCIES: MOODYS, FITCH & DBRS

***PUBLIC OFFERED CERTIFICATES***

					AVAILABLE
CLASS	RATING (M/F/D)	SIZE (MM)#	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA	21.300	30.000%	2.62	41.9%	15.6%
A-2	Aaa/AAA/AAA	63.640	30.000%	4.91	41.9%	15.6%
[A-3	Aaa/AAA/AAA	100.000	30.000%	9.77	41.9%	15.6%]
[A-4	Aaa/AAA/AAA	348.582	30.000%	9.87	41.9%	15.6%]
A-SB	Aaa/AAA/AAA	35.550	30.000%	7.47	41.9%	15.6%
A-S	Aa3/AAA/AAA	63.004	22.250%	9.97	46.5%	14.0%
B	NR/AA-/AA	41.664	17.125%	9.97	49.6%	13.2%
C	NR/A-/A(L)	36.584	12.625%	9.97	52.3%	12.5%

#NET OF RISK RETENTION

POOL BALANCE:	$855,747,738
NUMBER OF LOANS:	58
NUMBER OF PROPERTIES:	75
WA CUT-OFF LTV:	59.8%
WA UNDERWRITTEN NCF DSCR:	1.77x
WA UNDERWRITTEN NOI DEBT YIELD:	10.9%
WA MORTGAGE INTEREST RATE:	5.027%
WA REM. TERM TO MATURITY (MOS):	114

TOP 5 PROPERTY TYPES:	OFFICE (42.0%), RETAIL (23.3%), HOSPITALITY (15.2%), MULTIFAMILY (5.9%), SELF STORAGE (4.4%), MIXED USE (4.3%)

TOP 5 STATES:	CA (20.6%), FL (15.1%), WA (10.9%), NY (7.0%), AL (6.0%)

AMORTIZATION TYPE:	INTEREST ONLY (39.6%); ; AMORTIZING BALLOON (30.1%); INTEREST ONLY, THEN AMORTIZING (22.6%); INTEREST ONLY, ARD (7.8%)

TOP 10 & 5 LOANS AS A % OF POOL:	49.9% & 30.9%

MASTER SERVICER:	WELLS FARGO BANK, NA
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS LLC
OPERATING ADVISOR:	PARK BRIDGE
DIRECTING HOLDER:	RREF III D BBCMS 2017-C1 LLC
TRUSTEE:	WILMINGTON TRUST, NA
CERT. ADMINISTRATOR:	WELLS FARGO BANK, NA

ANTICIPATED TIMING:

- TERM SHEET & ANNEX A-1: ATTACHED

- RED: TOMORROW 02/10

- THIRD PARTY SYSTEMS: TODAY 02/9

- INVESTOR MEETINGS: CONTACT SALES COVERAGE

- PRE-RECORDED INVESTOR CALL: DIAL-IN #: ; CODE:

- PRE-SALE REPORTS: TODAY 02/09 OR TOMORROW 02/10

- ANTICIPATED PRICING: WEEK OF 02/13

- ANTICIPATED SETTLEMENT: 02/27

Barclays Commercial Mortgage Securities, LLC as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-206987) for the offering to which this communication relates.

Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at https://protect-us.mimecast.com/s/DzeqBKuwZquL. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-888-603-5847.

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